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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2 )*

                            Turnstone Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   900423 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                 Page 1 of 18 pages
                       Exhibit Index Continued on Page 17

CUSIP No.   900423  10  4                                     Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Capital Partners II, L.P. ("BM II")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        3,576,706   shares,   except  that   Benchmark   Capital
                        Management  Co.  II,  L.L.C.  ("BCM  II"),  the  general
                        partner  of BM II,  may be deemed to have sole  power to
                        vote   these    shares,    and    Alexandre    Balkanski
                        ("Balkanski"),  David  M.  Beirne  ("Beirne"),  Bruce W.
                        Dunlevie  ("Dunlevie"),  J. William  Gurley  ("Gurley"),
                        Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
                        Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
                        ("Spurlock"),  the  members  of BCM II, may be deemed to
                        have shared power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                3,576,706  shares,  except  that  BCM  II,  the  general
                        partner  of BM II,  may be deemed to have sole  power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCM II,  may be deemed  to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,576,706
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund II, L.P. ("FF II")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        423,482 shares,  except that BCM II, the general partner
                        of FF II, may be deemed to have sole power to vote these
                        shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey,
                        Kagle, Rachleff and Spurlock, the members of BCM II, may
                        be deemed to have  shared  power to vote  these  shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                423,482 shares,  except that BCM II, the general partner
                        of FF II, may be deemed to have sole power to dispose of
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey, Kagle, Rachleff and Spurlock, the members of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      423,482
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund II-A, L.P. ("FF II-A")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        224,616 shares,  except that BCM II, the general partner
                        of FF II-A,  may be deemed  to have  sole  power to vote
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey, Kagle, Rachleff and Spurlock, the members of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                224,616 shares,  except that BCM II, the general partner
                        of FF II-A,  may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCM II, may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       224,616
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Members' Fund II, L.P. ("MF II")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        60,088 shares,  except that BCM II, the general  partner
                        of MF II, may be deemed to have sole power to vote these
                        shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey,
                        Kagle, Rachleff and Spurlock, the members of BCM II, may
                        be deemed to have shared power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                60,088 shares,  except that BCM II, the general  partner
                        of MF II, may be deemed to have sole power to dispose of
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey, Kagle, Rachleff and Spurlock, the members of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      60,088
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Capital Management Co. II, L.L.C.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II, the general partner of BM II, FF
                        II, FF II-A and MF II,  may be deemed to have sole power
                        to vote these shares, and Balkanski,  Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCM II, may be deemed to have shared power to
                        vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II, the general partner of BM II, FF
                        II, FF II-A and MF II,  may be deemed to have sole power
                        to  dispose  of these  shares,  and  Balkanski,  Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCM II,  may be deemed  to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,284,892
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Alexandre Balkanski
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        728 shares,  all of which are directly owned by a trust,
                        and Balkanski, as trustee of the trust, may be deemed to
                        have sole power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II, and Balkanski, a member of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        728 shares,  all of which are directly owned by a trust,
                        and Balkanski, as trustee of the trust, may be deemed to
                        have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II, and Balkanski, a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,285,620
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      David M. Beirne
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        8,586  shares,  all of  which  are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
                        deemed to have sole power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II,  and  Beirne,  a member of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        8,586  shares,  all of  which  are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II,  and  Beirne,  a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,293,478
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                     Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
       Bruce W. Dunlevie
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II, and Dunlevie,  a member of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II, and Dunlevie,  a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,284,892
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                    Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
       J. William Gurley
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II,  and  Gurley,  a member of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II,  and  Gurley,  a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,284,892
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                    Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Kevin R. Harvey
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        36,562  shares,  all of which  are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY            4,284,892  shares, of which 3,576,706 are directly owned
  OWNED BY              by BM II;  423,482 are directly  owned by FF II; 224,616
    EACH                are directly  owned by FF II-A;  and 60,088 are directly
  REPORTING             owned by MF II. BCM II is the general  partner of BM II,
   PERSON               FF II, FF II-A and MF II,  and  Harvey,  a member of BCM
    WITH                II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        36,562  shares,  all of which  are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II,  and  Harvey,  a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,321,454
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                    Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Robert C. Kagle
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        31,760  shares,  all of  which  are  directly  owned  by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II, and Kagle, a member of BCM II,
                        may be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        31,760  shares,  all of  which  are  directly  owned  by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II, and Kagle, a member of BCM II,
                        may be deemed to have  shared  power to dispose of these
                        shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,316,652
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                    Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Andrew S. Rachleff
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        30,562  shares,  all of which  are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II, and Rachleff,  a member of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        30,562  shares,  all of which  are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II, and Rachleff,  a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,315,454
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   900423  10  4                                    Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Steven M. Spurlock
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              4,284,892  shares, of which 3,576,706 are directly owned
    EACH                by BM II;  423,482 are directly  owned by FF II; 224,616
  REPORTING             are directly  owned by FF II-A;  and 60,088 are directly
   PERSON               owned by MF II. BCM II is the general  partner of BM II,
    WITH                FF II, FF II-A and MF II, and Spurlock,  a member of BCM
                        II,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,284,892  shares, of which 3,576,706 are directly owned
                        by BM II;  423,482 are directly  owned by FF II; 224,616
                        are directly  owned by FF II-A;  and 60,088 are directly
                        owned by MF II. BCM II is the general  partner of BM II,
                        FF II, FF II-A and MF II, and Spurlock,  a member of BCM
                        II,  may be deemed to have  shared  power to  dispose of
                        these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,284,892
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 15 of 18 Pages

         This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P., Benchmark Members' Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven M. Spurlock. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.   OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                (a) Amount beneficially owned:

                 See Row 9 of cover page for each Reporting Person.

                (b) Percent of Class:

                 See Row 11 of cover page for each Reporting Person.

                (c) Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                   (ii) Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

                                                             Page 16 of 18 Pages

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2003

                         BENCHMARK CAPITAL PARTNERS II, L.P., a Delaware Limited Partnership

                         BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                         BENCHMARK FOUNDERS' FUND II-A, L.P., a Delaware Limited Partnership

                         BENCHMARK MEMBERS' FUND II, L.P., a Delaware Limited Partnership

                         BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C., a Delaware Limited Liability Company


                         By:    /s/ Steven M. Spurlock
                                ------------------------------------------------
                                Steven M. Spurlock
                                Managing Member


                         ALEXANDRE BALKANSKI
                         DAVID M. BEIRNE
                         BRUCE W. DUNLEVIE
                         J. WILLIAM GURLEY
                         KEVIN R. HARVEY
                         ROBERT C. KAGLE
                         ANDREW S. RACHLEFF
                         STEVEN M. SPURLOCK


                         By:    /s/ Steven M. Spurlock
                                ------------------------------------------------
                                Steven M. Spurlock
                                Attorney-in-Fact*

         *Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

                                                             Page 17 of 18 Pages

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   18

                                                             Page 18 of 18 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Turnstone Systems, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.